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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Kondamoori,     Pratap            Kesav     Nuko Information Systems, Inc. NUKO                Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
   2391 Qume Drive                                Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)                            ----        title ---       below)
                 (Street)                                                 ------------------                below)
   San Jose           CA             95131                                5. If Amendment,          President/CEO
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-    7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship         of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:        direct
                                               (Instr. 8)                                End of Month        Direct       Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or       cial
                                   Day/   ---------------------------------------                            Indirect     Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)          ship
                                                                  (D)                                        (Instr. 4)   (Instr. 4)


 Nuko Information Systems, Inc.
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 Common Stock                   02/21/97   P      V       5,000    A        $8.15
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 Common Stock                   02/20/97   P      V      10,000    A        $8.11
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 Common Stock                   02/20/97   P      V       5,000    A        $7.73
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 Common Stock                   02/20/97   P      V       5,000    A        $7.98
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 Common Stock                   02/20/97   P      V       3,000    A        $7.61
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 Common Stock                   02/20/97   P      V       2,000    A        $7.86           1,200,852
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (3/91)



FORM 4 (CONTINUED)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.           /s/ JOHN H. GORMAN*       3/5/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78???(a).                                                 ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                  *Attorney in fact
  If space provided is insufficient, see Instruction 6 for procedure.                         for Pratap Kondamoori
                                                                                                                             Page 2
                                                                                                                             (3/91)